                                                                    EXHIBIT 12.1


Seitel, Inc. and Subsidiaries
Computation of Ratio of Earnings to Fixed Charges
(in thousands)

                                                                                         Six
                                                                                        Months
                                                 Year Ended December 31,                Ended
                                     ----------------------------------------------    June 30,
                                       1994     1995     1996      1997      1998        1999
                                     -------  -------   -------   -------   -------    --------
EARNINGS:
Net Income                           $ 9,315  $ 8,679   $15,249   $31,557   $24,360     $ 5,625
Add:
  Extraordinary charge                   304       --        --        --        --          --
  Loss from discontinued operations       52    1,448       988        --        --          --
  Provision for income taxes           5,681    5,898     8,863    17,422    13,623       3,727
  Fixed charges                        3,808    4,518     5,936     7,058     8,906       7,329


Less:
  Capitalized interest                    --     (835)   (1,525)   (2,105)   (2,486)     (1,582)
  Undistributed earnings of less
    than 50% owned affiliates             --       --        --      (146)     (222)         --
                                     ----------------------------------------------------------
Total earnings                       $19,160  $19,708   $29,511   $53,786   $44,181     $15,099
                                     ==========================================================

FIXED CHARGES:
  Interest expense                   $ 3,455  $ 3,407   $ 4,063   $ 4,609   $ 5,963     $ 5,331
  Capitalized interest                    --      835     1,525     2,105     2,486       1,582
  Rental expense representative
    of interest factor                   158      190       206       202       252         171
  Amortization of debt discount          195       86       142       142       205         245
                                     ----------------------------------------------------------
Total fixed charges                  $ 3,808  $ 4,518   $ 5,936   $ 7,058   $ 8,906     $ 7,329
                                     ==========================================================

RATIO OF EARNINGS TO FIXED CHARGES       5.0      4.4       5.0       7.6       5.0         2.1